Exhibit 10.11
Summary of Certain Director Compensation Matters
Effective October 1, 2010, the PostRock Board of Directors approved the compensation of non-employee directors, based on the recommendation of the Compensation Committee. The annual cash retainer for non-employee directors totals $30,000, with the chairman of the board receiving an additional $15,000 per year. The chair of the Audit Committee will receive an additional $10,000 per year, the chair of the Compensation Committee will receive an additional $7,500 per year and the chair of the Nominating and Corporate Governance Committee will receive an additional $5,000 per year. PostRock pays a fee of $1,500 for each board meeting attended in person and $250 for each telephonic board meeting attended. In addition, PostRock pays a fee of $1,000 for attendance at each committee meeting not held in conjunction with an in-person board meeting, whether the committee meeting is in person or telephonic. Directors who are employees receive no additional compensation for serving on the board of directors or its committees. PostRock expects to make an annual equity award under its 2010 Long-Term Incentive Plan to its non-employee directors of 20,000 stock options that vest after one year and have a term of five years.